Exhibit 99.1



                     UNITED STATES STEEL CORPORATION PRICES
                    $450 MILLION 9 3/4% SENIOR NOTES DUE 2010

     PITTSBURGH, May 14, 2003 - United States Steel Corporation (NYSE: X) today announced that it has priced its $450 million issue of senior notes due May 15, 2010. The senior notes have a coupon interest rate of 9 3/4% per annum payable semi-annually on May 15 and November 15 commencing November 15, 2003. The Notes are being issued under U. S. Steel's shelf registration statement and will not be listed on any national securities exchange. Proceeds from the sale of the notes will be used to finance a portion of the purchase price for the acquisition of substantially all of the integrated steelmaking assets of National Steel Corporation.
     The notes will be sold through underwriters led by joint book-runners JP Morgan Securities Inc. and Goldman, Sachs & Co., and include Lehman Brothers, Scotia Capital, BNY Capital Markets, Inc., NatCity Investments, Inc., PNC Capital Markets, Inc. and The Royal Bank of Scotland.
                                      -oOo-
This announcement does not constitute an offer to sell or a solicitation of an offer to buy 9 3/4 % Notes due 2010. The Notes will not be sold in any state or jurisdiction in which such an offer, solicitation, or sale would be unlawful. The offering may be made only by means of a prospectus and related prospectus supplement, copies of which may be obtained from JP Morgan Securities Inc., Prospectus Department, One Chase Manhattan Plaza, New York, NY 10081 (Telephone Number 212-552-5121).